Exhibit 15 — Letter Re: Unaudited Interim Financial Information

Board of Directors
AmSouth Bancorporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of AmSouth Bancorporation for the registration of 30,000,000 shares of its common stock and 30,000,000 preferred stock purchase rights of our report dated November 4, 2002 relating to the unaudited consolidated interim financial statements of AmSouth Bancorporation which are included in its Form 10-Q for the quarter ended September 30, 2002.

/s/    ERNEST & YOUNG, LLP

Birmingham, Alabama
January 14, 2003